                                                                Exhibit 3(i)(oo)

                            ARTICLES OF INCORPORATION
                                       OF
                   NORTHERN COLORADO HOLDINGS MANAGEMENT, INC.

      1. The name of the corporation is "Northern Colorado Holdings Management, Inc."

      2. The number of shares that the corporation is authorized to issue is 5000 shares of common stock.

      3. The post office address of the corporation's initial registered office is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219, located in the City of Richmond, Virginia, and the name of the corporation's initial registered agent at the aforesaid office is Charles W. Laughlin, who is a resident of Virginia and a member of the Virginia State Bar.

                              NORTHERN COLORADO HOLDINGS MANAGEMENT,
                                INC.



Date:__________               By:_________________________________
                                 Charles W. Laughlin, Incorporator